EXHIBIT (a)(5)(G)

Gull Holdings Announces Termination of USANA Offer

SALT LAKE CITY—(BUSINESS WIRE)—Gull Holdings, Ltd. and Unity Acquisition Corp. announced today that they are terminating their offer to purchase all of the outstanding shares of USANA Health Sciences, Inc. (NASDAQ:USNA). After further reviewing the results of the offer and receiving additional feedback from shareholders, it became clear that the purchaser would not receive tenders of a sufficient number of shares to satisfy the non-waivable condition to the offer that the purchaser own at least 90% of the outstanding shares following the completion of the offer. As a result, the offer participants have decided to not undertake the actions that would be necessary to lift the preliminary injunction imposed by the Third Judicial District Court of Salt Lake County, Utah and to terminate the offer.

“Our offer to shareholders to purchase the publicly-held shares of USANA was intended to provide shareholders with an opportunity for immediate liquidity at a significant premium to the trading price for the shares,” said Dr. Myron W. Wentz. “While we are disappointed that we were not able to complete the offer, we believe that USANA shareholders have sent us a strong message about their confidence in the long-term prospects of the company. Our mission has always been to develop and provide the highest quality, science-based health products, distributed internationally through network marketing. We will continue to pursue this mission for the benefit of all shareholders.”

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements regarding the plans and prospects for USANA. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties. We undertake no duty to update any forward-looking statements included in this release.

Contact:

Edelman

John Dillard, 212-704-8174

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Source: Gull Holdings, Ltd.